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                                                                EXHIBIT (A)(21)

[COMPANY LOGO]

FOR IMMEDIATE RELEASE

Contacts:
Armando Yanes
CANTV
011-58-212-500-4739

Paul Caminiti/Hugh Burns/Jonathan Gasthalter
Citigate Sard Verbinnen
(212) 687-8080

                 CANTV SHAREHOLDERS APPROVE SHARE REPURCHASE AND
                            EXTRADORDINARY DIVIDEND

                           Commences Cash Tender Offer

         Caracas, Venezuela and New York, New York - October 24, 2001 - Compania Anonima Nacional Telefonos de Venezuela (CANTV) (Caracas: TDV; NYSE: VNT) today announced that at a special shareholders' meeting held this afternoon CANTV's shareholders approved the Board of Directors' proposals to initiate a share repurchase program and distribute an extraordinary dividend.

         Gustavo Roosen, President and Chief Executive Officer of CANTV, said, "We are extremely pleased that shareholders have approved the Board's proposals, which will deliver immediate value to CANTV shareholders."

         CANTV also announced that it launched today in the United States a cash tender offer which, in combination with a cash tender offer announced in Venezuela, seeks to repurchase 15% of the Company's outstanding capital stock at a price of U.S. $30.00 per American Depositary Share (ADS) (each ADS representing seven Class D shares of the Company's common stock) or approximately $4.29 per Class D share. CANTV will treat both the U.S. tender offer and Venezuelan tender offer as a single pool for purposes of calculating a proration factor. The offers will expire on November 23, 2001.

         CANTV will also distribute an extraordinary dividend in the amount of 520 Bolivares per share, equivalent to approximately U.S. $4.89 per ADS at current exchange rates, representing an estimated aggregate dividend of approximately U.S. $550 million, based on the number of shares

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expected to be outstanding following the consummation of CANTV's self tender.
The extraordinary dividend will be payable in two installments, one of 284 Bolivares per share payable on December 10, 2001 to shareholders of record on December 3, 2001 following the conclusion of the self tender by the Company, and the other of 236 Bolivares per share payable on March 18, 2002 to shareholders of record on a date to be determined in March 2002.

     The information agent for the U.S. tender offer is Georgeson Shareholder Communications Inc. who may be contacted at (800) 223-2064 (toll free from within the United States) or (212) 440-9800 (call collect).

IMPORTANT INFORMATION

YOU SHOULD READ CANTV'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND CANTV'S OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL, WHICH ARE EXHIBITS TO CANTV'S SCHEDULE TO, EACH OF WHICH IS, OR WILL BE, FILED WITH THE SEC. EACH OF THESE DOCUMENTS CONTAINS IMPORTANT INFORMATION. CANTV'S U.S. TENDER OFFER IS BEING MADE ONLY BY WAY OF THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. YOU WILL BE ABLE TO OBTAIN A FREE COPY OF THE SOLICITATION/RECOMMENDATION STATEMENT, THE SCHEDULE TO AND ANY OTHER FILINGS WITH THE SEC CONTAINING INFORMATION ABOUT CANTV, WITHOUT CHARGE, AT THE SEC'S INTERNET SITE (HTTP://WWW.SEC.GOV). COPIES OF ANY FILINGS CONTAINING INFORMATION ABOUT CANTV CAN ALSO BE OBTAINED, WITHOUT CHARGE, BY DIRECTING A REQUEST TO COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA, AVENIDA LIBERTADOR, CENTRO NACIONAL DE TELECOMINICACIONES, NUEVO EDIFICIO ADMINISTRATIVO, PISO.1, APARTADO POSTAL 1226, CARACAS, VENEZUELA 1010,
ATTENTION: INVESTOR RELATIONS.

About CANTV

CANTV is a full service telecommunications provider in Venezuela with 2.6 million access lines in service, 1.9 million cellular subscribers and 303,000 Internet users as of June 30, 2001. CANTV was privatized in December 1991 when VenWorld Telecom, C.A., a consortium led by GTE Corporation (currently Verizon Communications Inc.), originally acquired 40% of CANTV's equity share capital, as well as operating control, from the Venezuelan Government.

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